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                                                                  Exhibit 11 (c)
                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                         Earnings Per Share Computations
                                   (Unaudited)
            (Millions of Dollars, except share and per share amounts)




                                                            Six Months Ended
                                                              June 30, 1997
                                                         ----------------------
                                                         Primary  Fully Diluted
                                                         -------  -------------
Net earnings available for common stockholders            $54.7       $54.7
                                                          ======      =====
Weighted average number of shares of common
stock outstanding during the period exclusive
of the following:                                          45.6        45.6
Common stock equivalents:
  Restricted stock                                           .1          .1
  Non qualified stock options                               2.0         2.0
Adjusted weighted average number of shares of
common stock outstanding during the period                 47.7        47.7
                                                           =====       =====
Earnings per share                                         $1.15       $1.15
                                                           =====       =====




See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share.